PROSPECTUS	Filed Pursuant to Rule 424(b)(4)
Registration No. 333-294942

APTERA MOTORS CORP.

4,751,250 Shares of Class B Common Stock

Issuable Upon Exercise of Outstanding Warrants

This prospectus relates to the resale of up to 4,751,250 shares of Aptera Motors Corp. (the “Company,” “we,” “our” or “us”) Class B common stock, par value $0.0001 per share (the “Common Stock”), by the Selling Stockholders listed in this prospectus or their permitted transferees (the “Selling Stockholders”). The shares of Common Stock registered for resale pursuant to this prospectus consist of 4,751,250 shares of Common Stock issuable upon the exercise of warrants (the “Warrants”). The Warrants were issued to the Selling Stockholders in a private placement offering (the “Private Placement”) which closed on March 12, 2026.

For additional information about the Private Placement, see “Private Placement.”

The Warrants have an exercise price of $3.50 per share. The Warrants will be exercisable immediately and will expire on the five (5) year anniversary of their issuance date.

The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in their shares of Common Stock on any stock exchange, market or trading facility on which the shares of Common Stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” in this prospectus for more information. We will not receive any proceeds from the resale or other disposition of the shares of Common Stock by the Selling Stockholders. However, we will receive the proceeds of any cash exercise of the Warrants. See “Use of Proceeds” beginning on page 10 and “Plan of Distribution” beginning on page 11 of this prospectus for more information.

Our Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “SEV”. On April 7, 2026, the last reported sale price of our Common Stock as reported on Nasdaq was $2.78.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission, or the SEC, on March 30, 2026 and our other filings we make with the Securities and Exchange Commission from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 20, 2026

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 5, our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus before making an investment decision.

Overview

We are an automotive technology company focused on developing and manufacturing highly efficient solar electric vehicles (SEVs). Our flagship vehicle, the Aptera, is a three-wheeled, two-passenger vehicle designed for efficiency and sustainability. We believe the Aptera’s unique design, incorporating solar charging capabilities and aerodynamic efficiency, will offer a compelling alternative to conventional vehicles.

Our Business Model

We intend to generate revenue primarily through the sale of our SEVs. Our current focus is on completing the development and commencing production of the Aptera. To date, we have not commenced production of our SEVs. We plan to offer various Aptera models with different features and price points. We may also explore other revenue streams in the future, such as providing charging infrastructure or developing related technologies.

The Aptera

The Aptera is designed to be a highly efficient vehicle, minimizing energy consumption through its aerodynamic design and lightweight construction. Its integrated solar panels are intended to supplement battery charging, potentially allowing drivers to travel significant distances using only solar power. The Aptera is designed to be a practical and sustainable transportation solution for daily commuting and other driving needs.

Competitive Advantages

We believe the Aptera offers several competitive advantages, including:

●	High Efficiency: The Aptera’s aerodynamic design and lightweight construction contribute to its high energy efficiency.

●	Solar Charging: Integrated solar panels provide supplemental charging, potentially reducing reliance on traditional charging infrastructure.

●	Unique Design: The Aptera’s distinctive three-wheeled design differentiates it from conventional vehicles.

●	Sustainability: The Aptera’s electric powertrain and solar charging capabilities contribute to a reduced environmental footprint.

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Challenges

We face numerous challenges in developing and commercializing the Aptera, including:

●	Production: We have not yet commenced production of the Aptera and face risks associated with scaling production.

●	Competition: The passenger vehicle industry is highly competitive, and we face competition from established automakers and other electric vehicle manufacturers.

●	Technology: The development of advanced technologies, such as solar charging and battery systems, involves technical risks.

●	Funding: We will require significant additional capital to fund our operations and achieve our business objectives.

Corporate Information

Aptera Motors Corp. was formed on March 4, 2019 under the laws of the state of Delaware, and is a public benefit corporation in Delaware. Our headquarters are located in Carlsbad, California. Our website address is www.aptera.us. The information contained on, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this prospectus. Investors should not rely on any such information in deciding whether to purchase our securities.

Our Capital Structure

We have two classes of authorized common stock - Class B common stock and Class A common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except that our Class B common stock is non-voting and is not entitled to any votes on any matter that is submitted to a vote of our stockholders, except as required by Delaware law. Each share of Class A common stock is entitled to one vote and is convertible at any time into one share of Class B common stock. The Class B common stock has no voting rights, except as required by Delaware General Corporation Law. However, upon and following the Final Conversion Date, defined as the date that no shares of Class A common stock remain outstanding, holders of Class B common stock will be entitled to one vote per share. 20,000,000 shares of Preferred Stock may be issued from time to time in one or more series by a resolution of the Board of Directors establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of each series. See “Description of Capital Stock - Common Stock - Voting Rights” and “Description of Capital Stock - Preferred Stock - Voting Rights”.

Channels for Disclosure of Information

We intend to announce material information to the public through filings with the SEC, the investor relations page on our website (www.aptera.us), press releases, public conference calls, public webcasts, and our social media pages. The information contained on, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this prospectus. Investors should not rely on any such information in deciding whether to purchase our securities.

The information disclosed by the foregoing channels could be deemed to be material information. As such, we encourage investors, the media, and others to follow the channels listed above and to review the information disclosed through such channels.

Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company,

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We may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	an exemption from the requirement that critical audit matters be discussed in our independent auditor’s reports on our audited financial statements or any other requirements that may be adopted by the Public Company Accounting Oversight Board unless the SEC determines that the application of such requirements to emerging growth companies is in the public interest;

●	reduced disclosure obligations about our executive compensation arrangements;

●	exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or a stockholder approval of any golden parachute arrangements; and

●	extended transition periods for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest to occur of: (1) the last day of the fiscal year in which we have more than $1.235 billion in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (3) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (4) the last day of the fiscal year ending after the fifth anniversary of the date of our first public equity sale.

We may take advantage of these exemptions until such time as we are no longer an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. Further, pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies that have adopted the new or revised accounting standards. It is possible that some investors will find our Class B common stock less attractive as a result, which may result in a less active trading market for our Class B common stock and higher volatility in the stock price of our Class B common stock.

Public Benefit Corporation Status

As a demonstration of our long-term commitment to promote solar mobility and to work towards positively impacting the communities in which we operate, we are treated as a public benefit corporation under Delaware law. As provided in the Amended & Restated Certificate of Incorporation (our “Amended Charter”), the public benefits that we promote, and pursuant to which we manage our Company, are to break the chains of energy dependence by championing solar mobility-liberating communities, restoring sustainability, and forging a future where power belongs to the people. Being a public benefit corporation underscores our commitment to our purpose and our stakeholders, including consumers and customers, communities, and stockholders. See the section titled “Description of Capital Stock-Public Benefit Corporation Status” for additional information.

Nasdaq Listing

Our Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “SEV.”

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THE OFFERING

Shares of Class B Common Stock offered by the Selling Stockholders	Up to 4,751,250 shares of Common Stock issuable upon exercise of the Warrants.

Use of Proceeds	We will not receive any proceeds from the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus. However, we will receive the proceeds of any cash exercise of the Warrants. We intend to use the net proceeds from any cash exercise of the Warrants for working capital and general corporate purposes. Please see the section entitled see “Use of Proceeds” on page 10 of this prospectus for a more detailed discussion.

National Securities Exchange Listing	Our Common Stock is currently listed on Nasdaq under the symbol “SEV”.

Risk Factors	An investment in our securities involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 5 of this prospectus. In addition before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on March 30, 2026, and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on March 30, 2026, and our other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein. Additional risks and uncertainties of which we are unaware, or that we currently deem immaterial, also may become important factors that affect us. You should also carefully consider the other information included or incorporated by reference in this prospectus. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such an event, the trading price of our shares of Common Stock could decline, and you might lose all or part of your investment.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information, this prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”) and the Exchange Act. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “can,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “seek,” “estimate,” “continue,” “plan,” “point to,” “project,” “predict,” “could,” “intend,” “target,” “potential” and other similar words and expressions of the future.

There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by us. These factors include, but are not limited to:

●	our future financial performance, including our expectations regarding our revenue, cost of revenue, gross profit, operating expenses including changes in research and development, sales and marketing, and general and administrative expenses (including any components of the foregoing), and our ability to maintain future profitability;

●	our plans to raise capital to fund our operations;

●	our business plan and our ability to effectively manage our growth;

●	our ability to compete with well-established competitors and new entrants;

●	our ability to navigate the regulatory environment applicable to our operations and industry;

●	our ability to begin manufacturing our vehicles at scale;

●	our ability to attract and retain qualified employees and key personnel;

●	our ability to execute our strategy;

●	beliefs and objectives for future operations;

●	our ability to maintain, protect, and enhance our brand and intellectual property;

●	our ability to stay in compliance with laws and regulations that currently apply or become applicable to our business;

●	economic and industry trends, projected growth, or trend analysis; and

●	increased expenses associated with being a public company.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should refer to the “Risk Factors” section of this prospectus and the documents we incorporate by reference for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus and the documents we incorporate by reference will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. You should, however, review the factors and risks and other information we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

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You should read this prospectus and the documents that we incorporate by reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PRIVATE PLACEMENT

On March 12, 2026, we entered into an inducement offer letter agreement (the “Inducement Letter”) with certain holders (the “Holders”) of certain of our existing warrants to purchase up to an aggregate of 3,167,500 shares of our Common Stock issued to the Holders on January 26, 2026 (the “Existing Warrants”). The Existing Warrants had an exercise price of $2.00 per share.

Pursuant to the Inducement Letter, the Holders agreed to exercise for cash their Existing Warrants at an exercise price of $2.00 per share in consideration for our agreement to issue in a private placement warrants to purchase up to an aggregate of 4,751,250 shares of Common Stock.

The Warrants were issued on March 12, 2026 (the “Closing Date”). We received aggregate gross proceeds of approximately $6.34 million from the exercise of the Existing Warrants by the Holders, before deducting financial advisory fees and other offering expenses payable by us.

Pursuant to the Inducement Letter, we agreed to file a registration statement on Form S-1 providing for the resale of the Warrant Shares as soon as reasonably practicable after the Closing Date (and in any event within 10 calendar days of the filing of the Company’s Annual Report on Form 10-K (the “10-K Filing Date”)), and to use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC within 60 days following the 10-K Filing Date (or within 90 calendar days in case of “full review” by the SEC) and to keep such registration statement effective at all times until the Holders no longer own any Warrants or the shares issuable upon exercise thereof. We have filed the registration statement of which this prospectus forms a part pursuant to the Inducement Letter.

We engaged A.G.P./Alliance Global Partners (the “Financial Advisor”) to act as financial advisor in connection with the transactions summarized above and paid the Financial Advisor a fee equal to 6% of the gross proceeds raised in the transaction and reimburse the Financial Advisor for legal expenses incurred in connection with the transaction not to exceed $25,000.

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SELLING STOCKHOLDERS

This prospectus covers the resale or other disposition by the Selling Stockholders identified in the table below of up to an aggregate 4,751,250 shares of our Common Stock issuable upon the exercise of the Warrants. The Selling Stockholders acquired their securities in the transactions described above under the heading “Private Placement.”

The Warrants held by the Selling Stockholders contain limitations which prevent the holder from exercising such Warrants if such exercise would cause the Selling Stockholder, together with certain related parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99% of our then outstanding shares of Common Stock following such exercise, excluding for purposes of such determination, shares of Common Stock issuable upon exercise of the Warrants which have not been exercised.

The table below sets forth, as of March 31, 2026, the following information regarding the Selling Stockholders:

●	the names of the Selling Stockholders;

●	the number of shares of Common Stock owned by the Selling Stockholders prior to this offering, without regard to any beneficial ownership limitations contained in the Warrants;

●	the number of shares of Common Stock to be offered by the Selling Stockholders in this offering;

●	the number of shares of Common Stock to be owned by the Selling Stockholders assuming the sale of all of the shares of Common Stock covered by this prospectus; and

●	the percentage of our issued and outstanding shares of Common Stock to be owned by Selling Stockholders assuming the sale of all of the shares of Common Stock covered by this prospectus based on the number of shares of Common Stock issued and outstanding as of March 31, 2026.

Except as described above, the number of shares of Common Stock beneficially owned by the Selling Stockholder has been determined in accordance with Rule 13d-3 under the Exchange Act and includes, for such purpose, shares of Common Stock that the Selling Stockholder has the right to acquire within 60 days of March 31, 2026.

All information with respect to the Common Stock ownership of the Selling Stockholders has been furnished by or on behalf of the Selling Stockholders. We believe, based on information supplied by the Selling Stockholders, that except as may otherwise be indicated in the footnotes to the table below, the Selling Stockholder has sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by the Selling Stockholders. Because the Selling Stockholders identified in the table may sell some or all of the shares of Common Stock beneficially owned by them and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of Common Stock, no estimate can be given as to the number of shares of Common Stock available for resale hereby that will be held by the Selling Stockholders upon termination of this offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Common Stock they beneficially own in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the Selling Stockholders will sell all of the shares of Common Stock owned beneficially by it that are covered by this prospectus, but will not sell any other shares of Common Stock that they presently own. Except as set forth below, the Selling Stockholders have not held any position or office, or have otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares of Common Stock or other securities.

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Name of Selling Stockholders	Shares Beneficially Owned Prior to Offering (1)		Percentage of Outstanding Shares Prior to the Offering (1)(2)		Shares Offered by this Prospectus (3)	Shares Beneficially Owned after the Offering (1)	Percentage of Outstanding Shares After the Offering (1) (2)
Polar Asset Management Partners Inc.	2,250,000	(4)	7.41%		2,250,000	0	*	%
Heights Capital Management, Inc.	562,500	(5)	1.96%		562,500	0	*	%
Hudson Bay Master Fund Ltd.	562,500	(6)	1.96%		562,500	0	*	%
Intracoastal Capital LLC	495,000	(7)	1.73%		495,000	0	*	%
Robert Forster	262,500	(8)	*	%	262,500	0	*	%
KBB Asset Management LLC	195,000	(9)	*	%	195,000	0	*	%
Mank Capital, LLC	150,000	(10)	*	%	150,000	0	*	%
Aramas Capital Management LLC	112,500	(11)	*	%	112,500	0	*	%
Connective Capital Emerging Energy QP, LP	85,756	(12)	*	%	85,756	0	*	%
Boothbay Absolute Return Strategies, LP	45,000	(13)	*	%	45,000	0	*	%
Connective Capital I QP, LP	19,244	(14)	*	%	19,244	0	*	%
Kingsbrook Opportunities Master Fund LP	11,250	(15)	*	%	11,250	0	*	%

* Less than 1.0%.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and is presented as of March 31, 2026, based on 24,570,241 shares of Common Stock outstanding. The number of shares beneficially owned prior to the offering includes shares underlying the Warrants that are exercisable within 60 days of the measurement date and gives effect to any beneficial ownership limitations contained in such Warrants.

(2)	Percentages are calculated for each selling stockholder by dividing the number of shares beneficially owned by such selling stockholder by the sum of (i) 24,570,241 and (ii) the number of shares underlying securities deemed beneficially owned by such selling stockholder pursuant to Rule 13d-3.

(3)	Represents the full number of shares of Common Stock registered, including all of the shares of Common Stock issuable upon exercise of the Warrants, and gives no effect to any beneficial ownership limitation contained in the Warrants.

(4)	Contains Warrants to purchase up to 2,250,000 shares of Common Stock. The Warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Polar Asset Management Partners Inc. is 16 York Street, Suite 2900, Toronto, Ontario M5J 0E6, Canada.

(5)	Contains Warrants to purchase up to 562,500 shares of Common Stock. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Heights Capital Management, Inc. is 101 California Street, Suite 3250, San Francisco, California 94111.

(6)	Contains Warrants to purchase up to 562,500 shares of Common Stock. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Hudson Bay Master Fund Ltd. is 290 Harbor Drive, 3rd Floor, Stamford, CT 06902.

(7)	Contains Warrants to purchase up to 495,000 shares of Common Stock. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Intracoastal Capital LLC. is 245 Palm Trail, Delray Beach, Florida 33483.

(8)	Contains Warrants to purchase up to 262,500 shares of Common Stock. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Robert Forster is 54 Deepdale Dr., Great Neck, NY 11021.

(9)	Contains Warrants to purchase up to 195,000 shares of Common Stock. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of KBB Asset Management LLC is 253 West 73rd Street, Unit 4C, New York, NY 10023.

(10)	Contains Warrants to purchase up to 150,000 shares of Common Stock. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Mank Capital, LLC is 347 West 87th Street, Apt. 2R, New York, NY 10024.

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(11)	Contains Warrants to purchase up to 112,500 shares of Common Stock. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Aramas Capital Management LLC is 19 Orchard Street, Manhasset, NY 11030 .

(12)	Contains Warrants to purchase up to 85,756 shares of Common Stock. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Connective Capital Emerging Energy QP, LP is 385 Homer Avenue, Palo Alto, CA 94301.

(13)	Contains Warrants to purchase up to 45,000 shares of Common Stock. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Boothbay Absolute Return Strategies, LP is 140 East 45th Street, 16th Floor, New York, NY 10017.

(14)	Contains Warrants to purchase up to 19,244 shares of Common Stock. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Connective Capital I QP, LP is 385 Homer Avenue, Palo Alto, CA 94301.

(15)	Contains Warrants to purchase up to 11,250 shares of Common Stock. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Kingsbrook Opportunities Master Fund LP is 689 Fifth Avenue, 12th Floor, New York, NY 10022.

USE OF PROCEEDS

The Common Stock to be offered and sold using this prospectus will be offered and sold by the Selling Stockholders named in this prospectus. Accordingly, we will not receive any proceeds from any sale of shares of Common Stock in this offering. However, we will receive the exercise price per share for each Warrant exercised for cash; however, we are unable to predict the timing or amount of potential Warrant exercises. As such, we have not allocated any proceeds of such exercises to any particular purpose. Accordingly, all such proceeds, if any, will be used for working capital and other general corporate purposes.

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PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep the registration statement of which this prospectus is a part effective until at all times until the Holders no longer own any Warrants or the shares issuable upon exercise thereof. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Our Common Stock is quoted on Nasdaq under the symbol “SEV.”

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DESCRIPTION OF SECURITIES

The following descriptions summarize important terms of our capital stock. This summary reflects Aptera’s Amended and Restated Certificate of Incorporation (the “Amended Charter”) and does not purport to be complete and is qualified in its entirety by the Amended Charter and the Amended and Restated Bylaws (the “Bylaws”), which have been filed as Exhibits to the registration statement of which this prospectus forms a part. For a complete description of Aptera’s capital stock, you should refer to our Amended Charter and our Bylaws and applicable provisions of the Delaware General Corporation Law. The descriptions of our capital stock reflect changes that will be in effect prior to the effectiveness of the registration statement of which this prospectus forms a part.

General

As of March 20, 2026, the authorized capital stock of the Company consists of 305,000,000 shares of common stock, par value $0.0001 per share, 190,000,000 of which shares are designated as “Class A common stock” and 115,000,000 of which shares are designated as “Class B common stock”.

As of March 20, 2026, the Company has the following outstanding securities:

●	12,026,870 shares of Class A Common Stock
●	24,570,241 shares of Class B Common Stock

In addition, 20,000,000 shares of Preferred Stock may be issued from time to time in one or more series by a resolution of the Board of Directors establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of each series.

Our Class A common stock has voting rights and our Class B common stock does not have voting rights under our Amended Charter. See “Common Stock - Voting Rights” and “Preferred Stock - Voting Rights” below for further details.

Common Stock

Class B common stock has the same rights and powers of, ranks equally to, shares ratably with and is identical in all respects, and as to all matters to Class A common stock; except that our Class B common stock is non-voting and is not entitled to any votes on any matter that is submitted to a vote of our stockholders, except as required by Delaware law.

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Voting Rights

Our Class B common stock is non-voting and is not entitled to any votes on any matter that is submitted to a vote of our stockholders, except as required by Delaware law, for instance, if we were to:

●	change the par value of the common stock; or
●	amend our Amended Charter to alter the powers, preferences, or special rights of the common stock as a whole in a way that would adversely affect the holders of our Class B common stock.

Generally, for changes in par value, it would require the majority approval of all holders of our common stock to approve such change.

In addition, Delaware law would permit holders of Class B common stock to vote separately, as a single class, if an amendment to our Amended Charter would adversely affect them by altering the powers, preferences, or special rights of the Class B common stock, but not the Class A common stock. As a result, in these limited instances, the holders of a majority of the Class B common stock could defeat any amendment to our Amended Charter. For example, if a proposed amendment of our Amended Charter provided for the Class B common stock to rank junior to the Class A common stock with respect to (i) any dividend or distribution, (ii) the distribution of proceeds were we to be acquired, or (iii) any other right, Delaware law would require the vote of the Class B common stock, with each share of Class B common stock entitled to one vote per share. In this instance, the holders of a majority of Class B common stock could defeat that amendment to our Amended Charter.

Further, upon and following the “Final Conversion Date” -defined as the date that no shares of Class A common stock remain outstanding-holders of Class B common stock will be entitled to one vote per share.

Our Amended Charter provides that the number of authorized shares of common stock or any class of common stock, including our Class B common stock, may be increased or decreased (but not below the number of shares of common stock then outstanding) by the affirmative vote of the holders of a majority of the Class A common stock. As a result, the holders of a majority of the outstanding Class A common stock can approve an increase or decrease in the number of authorized shares of Class B common stock without a separate vote of the holders of Class B common stock. This could allow us to increase and issue additional shares of Class B common stock beyond what is currently authorized in our Amended Charter without the consent of the holders of our Class B common stock.

Each holder of shares of Class A common stock will be entitled to one vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

Election of Directors

The holders of the Class A common stock shall be entitled to elect, remove and replace all directors of the Company.

Dividend Rights

Subject to preferences that may be applicable to any then outstanding class of capital stock having prior rights to dividends, the holders of the Class A common stock and the Class B common stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Company legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

Liquidation Rights

Subject to preferences that may be applicable to any then outstanding class of capital stock having prior rights to dividends, in the event of the Company’s liquidation, or winding up, whether voluntary or involuntary, subject to the rights of any Preferred Stock that may then be outstanding, the assets of the Company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A and Class B common stock, treated as a single class.

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Conversion Rights

Each share of Class A common stock is convertible at any time at the option of the holder into one share of Class B common stock.

On any transfer of shares of Class A common stock, whether or not for value, each such transferred share will automatically convert into one share of Class B common stock, except for certain transfers described in our Amended Charter, including certain transfers for tax and estate planning purposes, transfers approved by our Board, and transfers to certain family members.

Right of First Refusal

2,266,105 shares of the Company’s Class A common stock are subject to transfer restrictions. Should the holders of those shares wish to sell or transfer their securities, except under certain limited circumstances, the Company has a right of first refusal to purchase those shares.

Other Rights

Holders of Aptera’s Class A and Class B common stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to Aptera’s Class A or Class B common stock.

Preferred Stock

Pursuant to the Amended Charter, our board of directors will have the authority, without further action by our stockholders, to designate and issue shares of Preferred Stock in one or more series. Our board of directors may also designate the rights, preferences and privileges of the holders of each such series of Preferred Stock, any or all of which may be greater than or senior to those granted to the holders of common stock. Though the actual effect of any such issuance on the rights of the holders of common stock will not be known until such time as our board of directors determines the specific rights of the holders of Preferred Stock, the potential effects of such an issuance include:

●	diluting the voting power of the holders of common stock; reducing the likelihood that holders of common stock will receive dividend payments;
●	reducing the likelihood that holders of common stock will receive payments in the event of our liquidation, dissolution, or winding up; and
●	delaying, deterring, or preventing a change-in-control or other corporate takeover.

All Classes of Stock

Voting Rights

Our Class B common stock is non-voting and is not entitled to any votes on any matter that is submitted to a vote of our stockholders, except as required by Delaware law. Delaware law would permit holders of Class B common stock to vote, with one vote per share, on a matter if we were to:

●	change the par value of the common stock; or
●	amend our Amended Charter to alter the powers, preferences, or special rights of the common stock as a whole in a way that would adversely affect the holders of our Class B common stock.

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In addition, Delaware law would permit holders of Class B common stock to vote separately, as a single class, if an amendment to our Amended Charter would adversely affect them by altering the powers, preferences, or special rights of the Class B common stock, but not the Class A common stock. As a result, in these limited instances, the holders of a majority of the Class B common stock could defeat any amendment to our Amended Charter. For example, if a proposed amendment of our Amended Charter provided for the Class B common stock to rank junior to the Class A common stock with respect to (i) any dividend or distribution, (ii) the distribution of proceeds were we to be acquired, or (iii) any other right, Delaware law would require the vote of the Class B common stock, with each share of Class B common stock entitled to one vote per share. In this instance, the holders of a majority of Class B common stock could defeat that amendment to our Amended Charter.

Further, upon and following the “Final Conversion Date” -defined as the date that no shares of Class A common stock remain outstanding-holders of Class B common stock will be entitled to one vote per share.

Our Amended Charter provides that the number of authorized shares of common stock or any class of common stock, including our Class B common stock, may be increased or decreased (but not below the number of shares of common stock then outstanding) by the affirmative vote of the holders of a majority of the Class A common stock. As a result, the holders of a majority of the outstanding Class A common stock can approve an increase or decrease in the number of authorized shares of Class B common stock without a separate vote of the holders of Class B common stock. This could allow us to increase and issue additional shares of Class B common stock beyond what is currently authorized in our Amended Charter without the consent of the holders of our Class B common stock.

Each holder of shares of Class A common stock will be entitled to one vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

Election of Directors

The holders of the Class A common stock shall be entitled to elect, remove and replace all directors of the Company.

Dividend Rights

The holders of the Class A common stock and the Class B common stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Company legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

Liquidation Rights

In the event of the Company’s liquidation, or winding up, whether voluntary or involuntary, subject to the rights of any Preferred Stock that may then be outstanding, the assets of the Company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A and Class B common stock, treated as a single class.

Conversion Rights

Each share of Class A common stock is convertible at any time at the option of the holder into one share of Class B common stock.

On any transfer of shares of Class A common stock, whether or not for value, each such transferred share will automatically convert into one share of Class B common stock, except for certain transfers described in our Amended Charter, including certain transfers for tax and estate planning purposes, transfers approved by our Board, and transfers to certain family members.

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Right of First Refusal

2,266,105 shares of the Company’s Class A common stock are subject to transfer restrictions. Should the holders of those shares wish to sell or transfer their securities, except under certain limited circumstances, the Company has a right of first refusal to purchase those shares.

Other Rights

Holders of Aptera’s Class A and Class B common stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to Aptera’s Class A or Class B common stock.

Public Benefit Corporation Status

We are a public benefit corporation under subchapter XV of the Delaware General Corporation Law. As a public benefit corporation, our board of directors is required by the Delaware General Corporation Law to manage or direct our business and affairs in a manner that balances the pecuniary interests of our stockholders, the best interests of those materially affected by our conduct, and the specific public benefits identified in our Amended Charter. We are also required to assess our benefit performance internally and to disclose to stockholders at least biennially a report that details our promotion of the public benefits identified in our Amended Charter and of the best interests of those materially affected by our conduct. We expect that our board of directors will measure our benefit performance against the objectives and standards proposed by the Company and approved by the board of directors. When determining the objectives and standards by which our board of directors will measure our public benefit performance, our board of directors will consider, among other factors, whether the objectives and standards are (i) comprehensive in that they assess the positive impact of our business on the communities in which we operate, and society and the environment, taken as a whole, (ii) credible in that they are comparable to the objectives and standards created by independent third parties that evaluate the corporate ethics, sustainability and governance practices of other public benefit corporations, and (iii) transparent in that the criteria considered for measuring such objectives and standards be made publicly available, including disclosing the process by which revisions to the objectives and standards are made and whether such objectives and standards present real or potential conflicts of interests.

Under the Delaware General Corporation Law, our stockholders may bring a derivative suit to enforce this requirement only if they own (individually or collectively), at least 2% of our outstanding shares or, upon our listing, the lesser of such percentage or shares of at least $2 million in market value.

Exclusive Forum Provision of our Certificate of Incorporation

Our Amended Charter contains exclusive forum provisions that designate specific courts as the exclusive forums for certain legal actions. These provisions are intended to reduce the risk of costly and duplicative litigation, but may limit a stockholder’s ability to bring claims in a judicial forum of their choosing.

Specifically, our Amended Charter provides that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the exclusive forum for:

●	any derivative action or proceeding brought on our behalf;
●	any action asserting a claim of breach of fiduciary duty;
●	any action asserting a claim against us arising pursuant to the Delaware General Corporation Law (DGCL), our Amended Charter, or our Bylaws; and
●	any action asserting a claim governed by the internal affairs doctrine.

In addition, our Amended Charter contains a federal forum provision that provides that the U.S. federal district courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act to the fullest extent permitted by law.

These exclusive forum provisions do not apply to claims under the Exchange Act which is subject to exclusive federal jurisdiction under Section 27 of the Exchange Act.

Any person or entity purchasing or otherwise acquiring or holding any interest in our securities will be deemed to have notice of, and consented to, these exclusive forum provisions, including the federal forum provision.

These provisions may limit our stockholders’ ability to bring a claim in a forum they find favorable and may discourage lawsuits against us or our directors, officers, or employees. If a court were to find any of these provisions to be inapplicable or unenforceable in a particular case, we could incur additional costs associated with resolving the dispute in alternative jurisdictions, which could adversely affect our business, financial condition, and results of operations.

Market

Our Common Stock is quoted on Nasdaq under the symbol “SEV.”

Transfer Agent

The transfer agent of our Common Stock is Computershare Trust Company, N.A.

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LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by Lowenstein Sandler LLP, New York, New York.

EXPERTS

The financial statements of Aptera Motors Corp. as of December 31, 2025 and 2024, and for the years then ended, appearing in Aptera Motor Corp.’s Annual Report on Form 10-K for the year ended December 31, 2025, have been audited by dbbMcKennon, independent registered public accounting firm, as set forth in their report thereon and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report of dbbMcKennon pertaining to such financial statements given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-1 under the Securities Act, as amended (the “Securities Act”) for the securities being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

In addition, we maintain a website at the following address: https://aptera.us. The information on our website is not incorporated by reference in this prospectus. We also make available on or through our website certain reports and amendments to those reports that we file with or furnish to the SEC in accordance with the Securities Exchange Act of 1934, as amended (“Exchange Act”). These include our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We make this information available on our website free of charge as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. In addition, we routinely post on the “Investors” page of our website news releases, announcements and other statements about our business and results of operations, some of which may contain information that may be deemed material to investors. Therefore, we encourage investors to monitor the “Investors” page of our website and review the information we post on that page.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2025, filed on March 30, 2026;

●	our Current Reports on Form 8-K, filed January 26, 2026, March 12, 2026 and April 14, 2026 (other than any portions deemed furnished and not filed); and

●	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 30, 2025, including any amendments thereto or reports filed for the purposes of updating this description, including Exhibit 4.12 to our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 30, 2026.

We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated by reference and are an important part of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

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APTERA MOTORS CORP.

4,751,250 Shares of Class B Common Stock

Issuable Upon Exercise of Outstanding Warrants

PROSPECTUS

April 20, 2026